UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2024

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-7221	36-1115800
(Commission File Number)	(IRS Employer Identification No.)

500 W. Monroe Street Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value per Share	MSI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Motorola Solutions, Inc. (the “Company’) previously issued $1,000,000,000 in aggregate principal amount of its 1.75% Convertible Senior Notes due 2024 (the “2024 Notes”) to investment funds affiliated with Silver Lake Partners (the “Holders”).

The 2024 Notes are convertible into Company common stock based on a conversion rate of 4.9843 as of the date of this report, per $1,000 principal amount of the 2024 Notes.

On February 14, 2024, the Company has agreed with the Holders to purchase the $1,000,000,000 in principal amount of the 2024 Notes for aggregate consideration of $1.59 billion in cash, inclusive of conversion premium. Payment for the purchase is expected to occur in full on or before March 28, 2024.

As a result of the purchase of the 2024 Notes, no principal amount of the 2024 Notes will remain outstanding. The Company’s reported full year 2023 diluted common shares outstanding had included 1.5 million shares of Company common stock related to the 2024 Notes, which will no longer be dilutive.

The Company expects to pay the cash consideration for the 2024 Notes with cash on the balance sheet and short-term borrowings including under its existing revolving credit facility.

A press release related to the purchase is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release announcing the purchase of the 1.75% Convertible Senior Notes due 2024, dated February 15, 2024

104	Cover Page Interactive Data File – The Cover Page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC. (Registrant)

Dated: February 15, 2024	By:	/s/ Jason J. Winkler
Name: Jason J. Winkler
Title: Executive Vice President and Chief Financial Officer